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INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement Registration Nos. 33-12179/ 811-5040 for the Total Return U.S. Treasury Fund, Inc. of our report dated December 8, 2000, appearing in the Total Return U.S. Treasury Fund, Inc.'s Annual Report for the year ended October 31, 2000 and to the reference to us under the headings "Independent Auditors" and "Financial Highlights" in the Statement of Additional Information and the Prospectus, respectively, which are part of this Registration Statement.


Deloitte & Touche LLP
New York, New York
February 25, 2001